Exhibit 21
LIST OF SUBSIDIARIES

Subsidiary	State or Jurisdiction of Incorporation	Trade Name
A. H. Belo Corporation II	Delaware
A. H. Belo Management Services, Inc.	Delaware
Auto Z, LLC	Delaware
Belo Lead Management LLC*	Delaware
Belo Live Video Solutions LLC*	Delaware
Belo Search Solutions LLC*	Delaware
True North Real Estate LLC	Delaware
AHC California Properties, LLC	Delaware
AHC Dallas Properties, LLC	Delaware
Belo Enterprises, Inc.	Delaware
Belo CV Holdings*	Delaware
Belo Havana Bureau, Inc.	Delaware
Belo Interactive, Inc.	Delaware
Belo Investments II, Inc.	Delaware
Belo Company (The)	Delaware
Belo Technology Assets, Inc.	Delaware
Colony Cable Networks, Inc.	Rhode Island
Colony/PCS, Inc.	Rhode Island
Dallas Morning News, Inc. (The)	Delaware
Al Dia, Inc.	Delaware
Belo Mexico, Inc.	Delaware
Belocorp de Mexico, S. de R.L. de C.V.	Mexico
Belo Mexico, LLC	Delaware
Belocorp de Mexico, S. de R.L. de C.V.	Mexico
DFW Printing Company, Inc.	Delaware
TDMN New Products, Inc.	Delaware	Quick (Texas)
Denton Publishing Company	Texas
DMI Acquisition Sub, Inc.	Delaware
Fountain Street Corporation	Rhode Island
News-Texan, Inc.	Texas
PJ Health Programming, Inc.	Rhode Island
PJ Programming, Inc.	Rhode Island
AHC California Dispositions, Inc. (formerly Press-Enterprise Company)	Delaware
Providence Journal Company (The)	Delaware
Providence Holdings, Inc.	Delaware
Providence Journal Satellite Services, Inc.	Rhode Island
Washington Street Garage Corporation	Rhode Island
Your Speakeasy LLC*	Texas

* Non-wholly owned